UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported):   June 28, 2002

AMERICAN RESTAURANT GROUP, INC.
(Exact name of registrant as specified in its chapter)

Delaware (State or other jurisdiction of incorporation)	33-48183 (Commission File Number)	33-0193602 (IRS Employer Identification No.)

4410 El Camino Real, Suite 201 (Address of principal executive offices)	94002 (Zip Code)

Registrant’s telephone number, including area code:                                                    (650) 949-6400

N/A
(Former name or former address, if changed since last report)

Item 4.  Changes in Registrant’s Certifying Accountant.

(a)      Previous independent accountants

On August 5, 2002 American Restaurant Group, Inc. (“ARG”) received a letter from the Securities and Exchange Commission (“SEC”) informing ARG that the SEC has received a notice from Arthur Andersen LLP (“Andersen”), ARG’s independent accountants, that Andersen is unable to perform future audit services for ARG and, as a result, Andersen’s relationship with ARG is effectively terminated.   ARG did not receive a copy of this notification directly.

The reports of Andersen on ARG’s financial statements for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principle.

In connection with audits for ARG’s two most recent fiscal years and through July 1, 2002, there were no disagreements with Andersen on any matter of accounting principles or practices, financial-statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Andersen, would have caused it to make reference to the subject matter of the disagreements in its report on ARG’s financial statements for such years.

During ARG’s two most recent fiscal years and through July 1, 2002, there have been no reportable events, as defined in Item 304(a)(1)(v) of Regulation S-K.

A letter from Andersen to the SEC stating whether Andersen agrees with the above statements, as is generally required by Item 304 of Regulation S-K, is omitted pursuant to Item 304T(b)(2) of Regulation S-K.  ARG is advised that Andersen ceased issuing such letters effective July 1, 2002.

(b)      New independent accountants

ARG is considering selection of its new independent accountants and will file another Form 8-K after such accountants are engaged.

Item 5.  Other Events

Effective as of June 28, 2002, ARG entered into an amendment of its revolving credit facility to clarify the definition of “EBITDA.”  A copy of this amendment is filed as Exhibit 10.8 to this Form 8-K Current Report.

Item 7.  Financial Statements and Exhibits.

(c)      Exhibits.

10.8                                           Amendment No. 1 to Loan Agreement, effective as of June 28, 2002, to amend the Loan Agreement dated as of December 17, 2001 between Foothill Capital Corporation, as lender, and American Restaurant Group, Inc., ARG Enterprises, Inc., ARG Property Management Corporation, and ARG Terra, Inc., as borrowers.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Restaurant Group, Inc.

Date: August 8, 2002	By: /s/ Ralph S. Roberts
Ralph S. Roberts Chief Executive Officer